Press Release

SOVEREIGN BANK REPORTS 2013 SECOND QUARTER
NET INCOME OF $105.7 MILLION

•	Continued Improvement in Asset Quality

•	Rebrand to Santander on Track for October 2013

•	Investing in Education and the Communities We Serve

BOSTON, July 30, 2013 – Sovereign Bank, N.A. (the “Bank” or “Sovereign”), a wholly-owned subsidiary of Santander Holdings USA, Inc. (“SHUSA”), today reported net income of $105.7 million during the second quarter of 2013, compared to $126.6 million in the second quarter of 2012 and $175.6 million in the first quarter of 2013.

Net interest income was $424.5 million for the second quarter of 2013, a decrease of $10.7 million compared to the first quarter of 2013 and $38.4 million compared to the second quarter of 2012. These decreases are primarily due to the current low interest rate environment and new loan originations generating lower yields than in 2012.

Fees and other income grew 11% to $182.3 million for the second quarter of 2013 compared to the first quarter, primarily due to an increase in mortgage banking income.

Results also included a charge of $63.6 million related to the valuation of securities, due to a decision to sell a specific portion of the available-for-sale investment portfolio. Excluding this charge, pre-tax income was $60.6 million higher than the second quarter of 2012, and $32.1 million lower than the first quarter of 2013.

Continued Improvement in Asset Quality

Provisions for loan losses were $10.0 million for the quarter, a decrease of $6.9 million from the first quarter of 2013 and $97.7 million from the second quarter of 2012. The decrease in the provision is consistent with the continued overall improvement in the credit quality of the loan portfolio.

Corporate Communications Mary Ellen Higgins Director of Public Relations mhiggins@sovereignbank.com 617.346.7431

Non-accrual loans decreased from $1.11 billion on March 31, 2013 (2.11% of total loans), to $1.05 billion (2.08% of total loans) on June 30, 2013, with decreases in net charge-offs, delinquent loans and non-accrual loans compared to the corresponding date a year ago.

Strong Capital Position

The Bank’s Tier I common capital ratio continued to equal the Tier I risk-based capital ratio of 13.85% at the close of the second quarter. As of June 30, 2013, the Bank’s total equity was $12.8 billion. The Bank is considered a “well-capitalized” institution, with all regulatory capital ratios continuing to be above applicable regulatory benchmarks.

Rebranding to Santander

As recently announced, one of the Bank’s key priorities is to begin marketing itself by October 2013 under the Santander brand and legally change its name to Santander Bank, N.A. Following the rebrand, the Bank will continue to be part of Santander Holdings USA, Inc. and a wholly-owned, financially autonomous subsidiary of Banco Santander, S.A. (“Santander”). Santander is one of the world’s most recognized financial brands, and Sovereign’s rebranding will align with Santander’s global strategy of doing business under the unified Santander brand, as it already does in the U.K., Germany, Brazil, Mexico, Chile, Argentina, Spain and Portugal. Moreover, it will strengthen its position in the United States by improving its customer experience and value proposition through a:

•	Network-wide refurbishment of the Bank’s 700+ branches including improved space facilitating personalized, one-on-one banking

•	Rollout of enhanced ATMs across its footprint bringing greater convenience and functionality to customers

•	New streamlined website design including industry fee disclosure best practices improving transparency and ease-of-use for consumers

•	New comprehensive package of financial products and services designed to meet a wide range of business and consumer financial needs

•	A substantial national and local print, broadcast and online advertising campaign across the Bank’s markets designed to familiarize clients with the breadth and strength of the Santander brand

Customer-Focused Enhancements

In April, as part of the U.S. rebranding effort, enhanced ATMs with improved features and functionality were introduced in Boston. More of these enhanced ATMs with modern displays and interactive touchscreens will be deployed over the next several months throughout the Bank’s footprint. The new ATMs with envelope-free/image deposits, preference settings and quick balance options will better position the Bank competitively.

In May, Sovereign Bank successfully launched its mobile banking application. The new application includes features and functions such as viewing account balances and transactions, transferring funds, accessing BillPay, GPS to locate the nearest branch or ATM, and One-Touch

Corporate Communications Mary Ellen Higgins Director of Public Relations mhiggins@sovereignbank.com 617.346.7431

Calling to reach customer service. To date, the application has received very favorable reviews on iTunes and Google Play stores.

Investing in Education and the Communities We Serve

A core component of Sovereign’s corporate social responsibility program is its commitment to education. This commitment is carried out principally through its Santander Universities division. In April, the Bank signed its first agreement with Massachusetts General Hospital, committing $1,000,000 to cancer research and care. An additional $2.5 million in support was provided to the U.S. higher education institutions during the second quarter of 2013.

In June, the Bank announced a $600,000 commitment to support economic revitalization in North Philadelphia in connection with Nueva Esperanza, a faith-based organization whose mission is to support the Hispanic community. The Bank will provide $100,000 each year for six years, funding a revitalization project that will be critical to the local community as a catalyst for economic rebirth.

During July, the Bank issued a Corporate Social Responsibility Report that reflects a unified vision of all aspects of the Bank’s commitment to our communities, which can be found at www.sovereignbank.com/csr.

About Sovereign Bank

Sovereign Bank, N.A., a subsidiary of Santander Holdings USA, Inc., is among the 25 largest retail banks in the United States based on deposits, with principal presence in Connecticut, Delaware, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania and Rhode Island. Sovereign Bank is focused on serving the needs of its customers by providing high quality service and a range of comprehensive financial solutions through its more than 700 branches, over 2,000 ATMs and nearly 9,000 team members. For more information about Sovereign, visit http://www.sovereignbank.com or call 877-768-2265. Member FDIC.

About Santander

Santander Holdings USA, Inc. is a member of the Santander Group and the parent company of Sovereign Bank, N.A. Santander Group is a network of diversified global retail and commercial banks, operating principally in Spain, the United Kingdom, other European countries, Brazil and other Latin American countries and the United States, offering a wide range of financial products. In Latin America, Santander has majority shareholdings in banks in Argentina, Brazil, Chile, Mexico, Peru, Puerto Rico and Uruguay. Founded in 1857, Santander Group has more than 102 million customers, approximately 14,600 branches – more than any other bank – and nearly 190,000 employees. Santander was recognized as 2012 Best Global Bank by Euromoney magazine, ranked second “Greenest Global Bank” in 2013 by Bloomberg BusinessWeek and was named 2013 “Sustainable Global Bank of the Year - Transactions” by the Financial Times. For more information about Santander, visit http://www.santander.com.
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Corporate Communications Mary Ellen Higgins Director of Public Relations mhiggins@sovereignbank.com 617.346.7431